EXHIBIT 99.1

Eagle Bancorp Montana Earns $1.2 Million in First Quarter 2019; Declares Regular Quarterly Cash Dividend to $0.0925 per Share

HELENA, Mont., April 23, 2019 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported net income was $1.2 million, or $0.18 per diluted share, in the first quarter of 2019 compared to $1.4 million, or $0.26 per diluted share, in the fourth quarter of 2018 and $573,000, or $0.11 per diluted share, in the first quarter of 2018.  There was $1.2 million in acquisition-related expenses in the first quarter of 2019, compared to $582,000 in the preceding quarter and $234,000 in the first quarter a year ago.

Additionally, Eagle’s board of directors declared a regular quarterly cash dividend of $0.0925 per share on April 18, 2019.  The dividend will be payable June 7, 2019 to shareholders of record May 17, 2019.  The current annualized yield is 2.16% based on recent market prices.

“The highlight of the first quarter was completing the acquisition of Big Muddy Bancorp,” said Peter J. Johnson, President and CEO.  “The closed acquisition added approximately $107 million in assets, $93 million in deposits and $92 million in gross loans, and provided us a unique opportunity to expand our market presence, and lending activities, throughout the state.  This acquisition, augmented with our acquisition of Ruby Valley Bank a year earlier had a dramatic impact on our operating results for the first quarter of 2019, substantially increasing the scale and reach of the company and providing tremendous opportunity for future revenue growth. Our larger branching network will allow us to better serve our new and existing customers.”

On January 1, 2019, Eagle completed its acquisition of Big Muddy Bancorp, Inc. and its wholly owned subsidiary, The State Bank of Townsend, located in Townsend, Montana, in a transaction valued at $16.4 million.

On January 31, 2018, Eagle completed its acquisition of Ruby Valley Bank, which added approximately $94 million in assets, $82 million in deposits and $55 million in gross loans.

First Quarter 2019 Highlights (at or for the three-month period ended March 31, 2019, except where noted)

  Net income was $1.2 million, or $0.18 per diluted share.
  Purchase discount on loans from the Big Muddy Bancorp portfolio was $2.8 million at January 1, 2019, (the “acquisition date”) of which $2.4 million remains as of March 31, 2019.
  Purchase discount on loans from the Ruby Valley Bank portfolio was $1.8 million at January 31, 2018, (the “acquisition date”) of which $1.2 million remains as of March 31, 2019.
  The accretion of the loan purchase discount into loan interest income from both the Big Muddy Bancorp and the Ruby Valley Bank transactions was $520,052 in the first quarter, compared to $64,000 in the preceding quarter.
  Net interest margin (“NIM”) improved 37-basis points to 4.33% in the first quarter of 2019, compared to 3.96% in the preceding quarter, and improved 56-basis points compared to 3.77% in the first quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 39.8% to $13.3 million, compared to $9.5 million in the first quarter a year ago.
  Total loans increased 28.4% to $728.0 million at March 31, 2019, compared to $567.0 million a year ago.
  Commercial real estate loans increased 41.7% to $304.9 million at March 31, 2019, compared to $215.2 million a year earlier.
  Total deposits increased 18.4% to $741.0 million at March 31, 2019, compared to $625.9 million a year ago.
  Capital ratios remain well capitalized with a tangible common shareholders’ equity ratio of 9.71% at March 31, 2019.
  Declared quarterly cash dividend of $0.0925 per share.
  Excluding tax effected acquisition costs, non-GAAP earnings per diluted share were $0.33 for the first quarter of 2019.

Balance Sheet Results

“While a majority of the loan growth is due to the recent acquisition of Big Muddy Bancorp, organic loan production remains strong, increasing $19.3 million, or 3.1% during the first quarter,” said Johnson.  Total loans increased 28.4% to $728.0 million at March 31, 2019, compared to $567.0 million a year earlier and increased 18.0% compared to $616.9 million three months earlier.

Eagle originated $77.4 million in new residential mortgages during the quarter, excluding construction loans, and sold $72.3 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.59%.  This production compares to residential mortgage originations of $79.4 million in the preceding quarter with sales of $74.7 million.

Commercial real estate loans increased 41.7% to $304.9 million at March 31, 2019, compared to $215.2 million a year earlier.  Residential mortgage loans increased 3.3% to $116.6 million, compared to $112.9 million a year earlier.  Commercial loans increased 6.3% to $73.9 million, home equity loans increased 5.0% to $54.6 million, construction and development loans increased 39.3% to $45.0 million, and residential construction loans increased 4.1% to $27.7 million compared to a year ago.  Agricultural and farmland loans increased 107.1% to $87.3 million at March 31, 2019, compared to $42.2 million a year earlier.

Eagle’s total deposits were $741.0 million at March 31, 2019, a 18.3% increase compared to $626.6 million at December 31, 2018, and a 18.4% increase compared to $625.9 million a year ago.  Noninterest checking accounts represent 24.3%, interest bearing checking accounts represent 15.0%, savings accounts represent 16.9%, money market accounts comprise 16.5% and time certificates of deposit make up 27.3% of the total deposit portfolio at March 31, 2019.

Total assets increased 20.1% to $979.6 million at March 31, 2019, compared to $815.9 million a year ago, in large part due to the Big Muddy Bancorp acquisition.  At December 31, 2018, total assets were $853.9 million.  Shareholders’ equity increased 18.4% to $112.3 million at March 31, 2019, compared to $94.8 million three months earlier and increased 23.5% compared to $90.9 million one year earlier.  Tangible book value was $14.50 per share at March 31, 2019, compared to $14.82 per share at December 31, 2018, and $14.09 per share a year earlier.

Operating Results

Eagle’s NIM improved 37 basis points to 4.33% in the first quarter of 2019, compared to 3.96% in the preceding quarter, and a 56 basis point improvement compared to 3.77% in the first quarter a year ago.  “Our NIM benefitted substantially due to the increase in interest accretion on purchased loans as a result of our two recent acquisitions,” said Johnson.  “The interest accretion on purchased loans totaled $520,052 and resulted in a 24-basis point increase in the NIM during the first quarter, compared to $64,000 and a three-basis point increase in the NIM during the preceding quarter.” The investment securities portfolio decreased to $140.2 million at March 31, 2019, compared to $158.4 million a year ago, which had a positive impact on average yields on earning assets, increasing to 5.13% from 4.38% a year ago due to deploying funds into higher yielding loans.

Eagle’s first quarter revenues increased 16.7% to $13.3 million, compared to $11.4 million in the preceding quarter and increased 39.8% when compared to $9.5 million in the first quarter a year ago.  Net interest income before the provision for loan loss increased 23.2% to $9.4 million in the first quarter compared to $7.6 million in the preceding quarter and increased 36.9% compared to $6.8 million in the first quarter a year ago.

Noninterest income increased 3.7% to $3.9 million in the first quarter of 2019, compared to $3.8 million in the preceding quarter, and increased 47.1% compared to $2.7 million in the first quarter a year ago.  The net gain on sale of mortgage loans totaled $2.6 million in the first quarter of 2019 compared to $2.3 million in the preceding quarter and $1.4 million in the first quarter a year ago.

Eagle’s first quarter noninterest expenses were $11.3 million compared to $9.6 million in the preceding quarter and $8.3 million in the first quarter a year ago.  Acquisition costs totaled $1.2 million for the current quarter, compared to $582,000 for the preceding quarter and $234,000 in the first quarter one year ago.

For the first quarter of 2019, income tax expense totaled $261,000, for an effective tax rate of 18.1%, compared to $127,000 in the first quarter of 2018.

Credit Quality

The allowance for loan losses represented 133.6% of nonaccrual loans at March 31, 2019, compared to 175.2% three months earlier and 182.3% a year earlier.  The first quarter provision for loan losses was $604,000, compared to $260,000 in the preceding quarter and $502,000 in the first quarter a year ago.

Total other real estate owned (“OREO”) and other repossessed assets was $354,000 at March 31, 2019, compared to $107,000 at December 31, 2018 and $639,000 at March 31, 2018.  Nonperforming assets (“NPAs”), consisting of nonaccrual loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, were $5.7 million at March 31, 2019, or 0.58% of total assets, compared to $3.9 million, or 0.45% of total assets three months earlier and $4.0 million, or 0.49% of total assets a year earlier.  The increase was primarily from acquired assets.

Nonperforming loans (“NPLs”) were $5.3 million at March 31, 2019, compared to $3.8 million at December 31, 2018, and $3.4 million a year earlier.  The increase in nonperforming loans were primarily a result of the acquired loans.

Eagle had net loan charge-offs of $104,000 in the first quarter of 2019, compared to net charge-offs of $11,000 in the fourth quarter of 2018 and net charge-offs of $122,000 in the first quarter a year ago.  The allowance for loan losses was $7.1 million, or 0.98% of total loans at March 31, 2019, compared to $6.6 million, or 1.07% of total loans at December 31, 2018 and $6.1 million, or 1.08% of total loans a year ago.

Capital Management

Eagle Bancorp Montana continues to be well capitalized with the ratio of tangible common shareholders’ equity to tangible assets of 9.71% at March 31, 2019.  (Shareholders’ equity, less goodwill and core deposit intangible to tangible assets).

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 21 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will”’ "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers with Ruby Valley Bank and The State Bank of Townsend, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; our ability to continue to  increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation and any litigation which we inherited from our January 2019 merger with The State Bank of Townsend); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; cyber incidents, or theft or loss of Company or customer data or money; the effect of our acquisitions of Ruby Valley Bank and The State Bank of Townsend, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations and the diversion of management time on issues related to the integration. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	March 31,
	2019	2018	2018

Assets:
Cash and due from banks	$9,054	$10,144	$7,679
Interest bearing deposits in banks	2,225	1,057	1,641
Federal funds sold	-	-	3,591
Total cash and cash equivalents	11,279	11,201	12,911
Securities available-for-sale, at fair value	140,161	142,165	158,417
Federal Home Loan Bank stock	4,807	5,011	3,704
Federal Reserve Bank stock	2,040	2,033	2,019
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale, at fair value	8,075	7,318	8,979
Loans:
Real estate loans:
Residential 1-4 family	116,621	116,939	112,891
Residential 1-4 family construction	27,692	27,168	26,608
Commercial real estate	304,861	256,784	215,208
Commercial construction and development	44,998	41,739	32,308
Farmland	45,129	29,915	25,399
Other loans:
Home equity	54,637	52,159	52,028
Consumer	19,043	16,565	17,252
Commercial	73,937	59,053	69,538
Agricultural	42,185	17,709	16,758
Unearned loan fees	(1,083)	(1,098)	(1,008)
Total loans	728,020	616,933	566,982
Allowance for loan losses	(7,100)	(6,600)	(6,130)
Net loans	720,920	610,333	560,852
Accrued interest and dividends receivable	5,005	3,479	3,212
Mortgage servicing rights, net	7,318	7,100	6,613
Premises and equipment, net	35,364	29,343	27,364
Cash surrender value of life insurance, net	23,564	20,545	14,575
Real estate and other repossessed assets acquired in
settlement of loans, net	354	107	639
Goodwill	15,710	12,124	12,124
Core deposit intangible	3,311	1,498	1,859
Deferred tax asset, net	1,304	1,190	2,040
Other assets	236	301	472
Total assets	$979,603	$853,903	$815,935

Liabilities:
Deposit accounts:
Noninterest bearing	180,070	142,788	133,933
Interest bearing	560,975	483,823	492,002
Total deposits	741,045	626,611	625,935
Accrued expense and other liabilities	9,061	5,388	4,697

FHLB advances and other borrowings	92,313	102,222	69,528
Other long-term debt, net	24,892	24,876	24,827
Total liabilities	867,311	759,097	724,987

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 8,000,000 shares authorized;
6,714,983, 5,718,942 and 5,718,942 shares issued; 6,431,693,
5,477,652 and 5,460,452 shares outstanding at March 31, 2019,
December 31, 2018 and March 31, 2018, respectively)	67	57	57
Additional paid-in capital	68,506	52,051	51,849
Unallocated common stock held by Employee Stock Ownership Plan	(435)	(477)	(601)
Treasury stock, at cost (283,290, 241,290 and 258,490 shares at March
31, 2019, December 31, 2018 and March 31, 2018, respectively)	(3,372)	(2,640)	(2,826)
Retained earnings	47,512	46,926	44,020
Accumulated other comprehensive income (loss)	14	(1,111)	(1,551)
Total shareholders' equity	112,292	94,806	90,948
Total liabilities and shareholders' equity	$979,603	$853,903	$815,935

Income Statement		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Interest and dividend income:
Interest and fees on loans	$10,048	$7,965	$6,872
Securities available-for-sale	958	1,022	989
FRB and FHLB dividends	95	89	79
Interest on deposits in banks	18	3	17
Other interest income	2	-	-
Total interest and dividend income	11,121	9,079	7,957
Interest expense:
Interest expense on deposits	787	602	426
FHLB advances and other borrowings	594	509	337
Other long-term debt	365	361	347
Total interest expense	1,746	1,472	1,110
Net interest income	9,375	7,607	6,847
Loan loss provision	604	260	502
Net interest income after loan loss provision	8,771	7,347	6,345

Noninterest income:
Service charges on deposit accounts	261	262	226
Net gain on sale of loans	2,599	2,294	1,439
Mortgage loan servicing fees	612	597	560
Wealth management income	112	127	132
Interchange and ATM fees	275	276	225
Appreciation in cash surrender value of life insurance	157	173	124
Net loss on sale of available-for-sale securities	(55)	(74)	(105)
Other noninterest income	(20)	146	78
Total noninterest income	3,941	3,801	2,679

Noninterest expense:
Salaries and employee benefits	5,992	5,406	4,909
Occupancy and equipment expense	1,034	812	828
Data processing	928	666	637
Advertising	268	287	278
Amortization of mortgage servicing fees	247	297	241
Amortization of core deposit intangible and tax credits	254	181	102
Loan costs	135	163	136
Federal insurance premiums	60	43	69
Postage	68	56	50
Legal, accounting and examination fees	274	209	142
Consulting fees	31	46	17
Acquisition costs	1,171	582	234
Write-down on real estate owned and other repossessed property	-	28	-
Other noninterest expense	806	794	681
Total noninterest expense	11,268	9,570	8,324

Income before provision for income taxes	1,444	1,578	700
Provision for income taxes	261	134	127
Net income	$1,183	$1,444	$573

Basic earnings per share	$0.18	$0.27	$0.11
Diluted earnings per share	$0.18	$0.26	$0.11
Weighted average shares
outstanding (basic EPS)	6,450,325	5,471,856	5,311,527
Weighted average shares
outstanding (diluted EPS)	6,510,485	5,533,465	5,375,987

ADDITIONAL FINANCIAL INFORMATION	Three Months Ended
(Dollars in thousands, except per share data)(Unaudited)	March 31,	December 31,	March 31,
	2019	2018	2018
Performance Ratios (For the quarter):
Return on average assets	0.49%	0.68%	0.28%
Return on average equity	4.38%	6.19%	2.58%
Net interest margin	4.33%	3.95%	3.77%
Core efficiency ratio*	73.92%	77.20%	83.85%

Performance Ratios (Year-to-date):
Return on average assets	0.49%	0.60%	0.28%
Return on average equity	4.38%	5.44%	2.58%
Net interest margin	4.33%	3.96%	3.77%
Core efficiency ratio*	73.92%	79.69%	83.85%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018

Nonaccrual loans	$4,506	$2,268	$1,740
Loans 90 days past due and still accruing	788	1,477	-
Restructured loans, net	22	22	1,622
Total nonperforming loans	5,316	3,767	3,362
Other real estate owned and other repossessed assets	354	107	639
Total nonperforming assets	$5,670	$3,874	$4,001

Nonperforming loans / portfolio loans	0.73%	0.61%	0.59%
Nonperforming assets / assets	0.58%	0.45%	0.49%
Allowance for loan losses / portfolio loans	0.98%	1.07%	1.08%
Allowance / nonperforming loans	133.56%	175.21%	182.33%
Gross loan charge-offs for the quarter	$124	$22	$130
Gross loan recoveries for the quarter	$20	$11	$8
Net loan charge-offs for the quarter	$104	$11	$122

Capital Data (At quarter end):
Tangible book value per share	$14.50	$14.82	$14.09
Shares outstanding	6,431,693	5,477,652	5,460,452
Tangible common equity to tangible assets	9.71%	9.66%	9.60%

Other Information:
Average total assets for the quarter	$966,828	$845,267	$816,688
Average total assets year to date	$966,828	$829,186	$816,688
Average earning assets for the quarter	$878,672	$764,095	$736,002
Average earning assets year to date	$878,672	$750,127	$736,002
Average loans for the quarter **	$726,657	$610,412	$573,015
Average loans year to date **	$726,657	$590,059	$573,015
Average equity for the quarter	$108,122	$93,290	$88,677
Average equity year to date	$108,122	$91,527	$88,677
Average deposits for the quarter	$724,820	$624,327	$605,572
Average deposits year to date	$724,820	$617,182	$605,572

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of costs and intangible asset amortization, by the sum of net interest income and non-interest income.
** Includes loans held for sale

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains our core efficiency ratio and tangible book value per share, which are non-GAAP financial measures.  The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding.  We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios, and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.  Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.  Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Core Efficiency Ratio		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Calculation of Core Efficiency Ratio:
Noninterest expense	$11,268	$9,570	$8,324
Acquisition costs	(1,171)	(582)	(234)
Intangible asset amortization	(254)	(181)	(102)
Core efficiency ratio numerator	9,843	8,807	7,988

Net interest income	9,375	7,607	6,847
Noninterest income	3,941	3,801	2,679
Core efficiency ratio denominator	13,316	11,408	9,526

Core efficiency ratio	73.92%	77.20%	83.85%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2019	2018	2018
Tangible Book Value:
Shareholders' equity	$112,292	$94,806	$90,948
Goodwill and core deposit intangible, net	(19,021)	(13,622)	(13,983)
Tangible common shareholders' equity	$93,271	$81,184	$76,965

Common shares outstanding at end of period	6,431,693	5,477,652	5,460,452

Common shareholders' equity (book value) per share (GAAP)	$17.46	$17.31	$16.66

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$14.50	$14.82	$14.09

Tangible Assets:
Total assets	$979,603	$853,903	$815,935
Goodwill and core deposit intangible, net	(19,021)	(13,622)	(13,983)
Tangible assets (non-GAAP)	$960,582	$840,281	$801,952

Tangible common shareholders' equity to tangible assets
(non-GAAP)	9.71%	9.66%	9.60%

Earnings Per Diluted Share, Excluding Acquisition Costs	(Unaudited)
(Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2019	2018	2018

Net interest income after loan loss provision	$8,771	$7,347	$6,345
Noninterest income	3,941	3,801	2,679

Noninterest expense	11,268	9,570	8,324
Acquisition costs	(1,171)	(582)	(234)
Noninterest expense, excluding acquisition costs	10,097	8,988	8,090

Income before income taxes	2,615	2,160	934
Income tax expense, excluding acquisition costs
related taxes	473	183	169
Net Income, excluding acquisition costs	$2,142	$1,977	$765

Diluted earnings per share (GAAP)	$0.18	$0.26	$0.11
Diluted EPS, excluding acquisition
costs (non-GAAP)	$0.33	$0.36	$0.14

Return on Average Assets, Excluding Acquisition Costs	(Unaudited)
(Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2019	2018	2018

Net income, excluding acquisition costs	$2,142	$1,977	$765
Average total assets year to date	$966,828	$829,186	$816,688
Return on average assets, excluding acquisition costs	0.89%	0.95%	0.37%

Contacts:
Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, EVP and CFO
(406) 457-4007